                                  EXHIBIT 4.5
                                  -----------

        CASH COLLATERAL AND DISBURSEMENT AGREEMENT

                    Dated June 5, 1996

                           Among

             FIRST NATIONAL BANK OF COMMERCE,

                        as Trustee,
                        -----------

               LASALLE NATIONAL TRUST, N.A.,

                  as Disbursement Agent,
                  ----------------------
                           and


                  ARGOSY GAMING COMPANY

              T A B L E  O F  C O N T E N T S


     Section                                          Page
     -------                                          ----
                         ARTICLE I
                        DEFINITIONS

     SECTION 1.1     Certain Defined Terms . . . . . .   2
     SECTION 1.2     Computation of Time Periods . . .   6

                        ARTICLE II
                ESTABLISHMENT OF ACCOUNTS;
            INITIAL DEPOSITS; PRIORITY RELEASES

     SECTION 2.1     Establishment of Accounts . . . .   6
     SECTION 2.2     Deposits to Accounts. . . . . . .   6
     SECTION 2.3     Priority Releases . . . . . . . .   7
     SECTION 2.4     Security Interest . . . . . . . .   7
     SECTION 2.5     Appointment of Disbursement Agent   8
     SECTION 2.6     Disbursement Agent is Agent of
                      Trustee  . . . . . . . . . . . .   8
     SECTION 2.7     Instructions and Entitlement
                      Orders of Trustee  . . . . . . .   9

                        ARTICLE III
                REQUESTING AND MAKING CASH
       DISBURSEMENTS FROM THE CONSTRUCTION ACCOUNTS

     SECTION 3.1     Requesting the Cash Disbursement.   9
     SECTION 3.2     Certain Cash Disbursements. . . .   9
     SECTION 3.3     Making the Cash Disbursement. . .  10
     SECTION 3.4     Additional Cash Disbursement
                      Requirements . . . . . . . . . .  10
     SECTION 3.5     Completion of the Project . . . .  11

                        ARTICLE IV
             CONDITIONS OF CASH DISBURSEMENTS
               FROM THE CONSTRUCTION ACCOUNT

     SECTION 4.1     Conditions Precedent to Cash
                      Disbursements. . . . . . . . . .  12

                         ARTICLE V
                    OTHER DISBURSEMENTS

     SECTION 5.1     Disbursements from the Working
                      Capital Account. . . . . . . . .  14

                        ARTICLE VI
                         COVENANTS

     SECTION 6.1     Covenants of the Company. . . . .  14
     SECTION 6.2     Covenants of the Disbursement
                      Agent  . . . . . . . . . . . . .  17

                        ARTICLE VII
     EVENTS OF DEFAULT; REMEDIES; RIGHTS UPON DEFAULT

     SECTION 7.1     Event of Default. . . . . . . . .  19
     SECTION 7.2     Rights and Remedies Generally . .  19
     SECTION 7.3     Assembly of Collateral. . . . . .  19
     SECTION 7.4     Disposition of Collateral . . . .  19
     SECTION 7.5     Recourse. . . . . . . . . . . . .  20
     SECTION 7.6     Expenses; Attorneys' Fees . . . .  20
     SECTION 7.7     Limitation on Duties Regarding
                      Preservation of Cash Collateral.  20

                       ARTICLE VIII
                       MISCELLANEOUS

     SECTION 8.1     Amendments, Etc.. . . . . . . . .  21
     SECTION 8.2     Notices, Etc. . . . . . . . . . .  21
     SECTION 8.3     No Waiver; Remedies . . . . . . .  22
     SECTION 8.4     Indemnity and Expenses. . . . . .  22
     SECTION 8.5     Execution in Counterparts . . . .  24
     SECTION 8.6     Relationship of Trustee . . . . .  24
     SECTION 8.7     Governing Law . . . . . . . . . .  24
     SECTION 8.8     Gaming Laws . . . . . . . . . . .  24
     SECTION 8.9     Waiver of Jury Trial. . . . . . .  24
     SECTION 8.10    Termination . . . . . . . . . . .  24

                        ARTICLE IX
                        ARBITRATION

     SECTION 9.1     Arbitration . . . . . . . . . . .  25

                         SCHEDULES

     Schedule 1     Construction Budget. . . . . . . . S-1
     Schedule 2     Supplemental Conditions Precedent. S-3


                         EXHIBITS

     EXHIBIT A REQUEST FOR A CASH DISBURSEMENT . . . . A-1
     EXHIBIT B FORM OF TRUSTEE'S CERTIFICATE . . . . . B-1
     EXHIBIT C FORM OF REVIEWING AGENT'S
                    CERTIFICATE. . . . . . . . . . . . C-1

        CASH COLLATERAL AND DISBURSEMENT AGREEMENT


             CASH COLLATERAL AND DISBURSEMENT AGREEMENT, dated June 5, 1996, among First National Bank of Com-merce, as trustee for the Holders (in such capacity, to-gether with its successor in trust, if any, appointed pursuant to the Indenture referred to below, the "Trust-ee"), under an Indenture dated the date hereof (such Indenture as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Indenture"), Argosy Gaming Company, a Delaware corporation (the "Company"), and LaSalle National Trust, N.A., as Disbursement Agent for the Trustee (the "Dis-bursement Agent").


                  PRELIMINARY STATEMENTS:

             (1) The Company has entered into the Indenture pursuant to which it will issue $235,000,000 of its 13 1/4%
     First Mortgage Notes due 2004 (the "Notes").

             (2)  As security for the prompt and complete
     payment and performance in full of the Indenture Obliga-tions, the Company intends to grant to the Trustee a security interest in, among other things, the Cash Col-lateral.

             (3) The Disbursement Agent has agreed to take such action with respect to the Accounts as specified herein.

             (4)  This Cash Collateral and Disbursement
     Agreement is a condition to the issuance of the Notes under the terms of the Purchase Agreement, dated June 1, 1996 by and among the Company, the guarantors and the initial purchasers named therein.

             NOW, THEREFORE, in consideration of the forego-ing and of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the re-ceipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                         ARTICLE I

                        DEFINITIONS

             SECTION 1 CERTAIN DEFINED TERMS. Capitalized terms used but not defined herein and in any schedules and exhibits hereto shall have the meanings set forth in the Indenture. In addition, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

             "ACCOUNTS" has the meaning specified in Section
            2.1.

             "BUSINESS DAY" means each Monday, Tuesday,
            Wednesday, Thursday and Friday that is not a day on which banks in Chicago are authorized or obligated by law to close.

             "CASH COLLATERAL" has the meaning specified in
            Section 2.4.

             "CASH DISBURSEMENT" means a disbursement to
            Indiana Gaming L.P. from the Company in an amount equal to the Project Funding Requirement times the Company Percentage.

             "CASH DISBURSEMENT DATE" has the meaning speci-
            fied in Section 3.1.

             "CLOSING DATE" means June 5, 1996.

             "COMPANY" means Argosy Gaming Company.

             "COMPANY PERCENTAGE" means 57.5%, provided that
            after the Construction Budget has been increased to an amount greater than $225,000,000 and $225,000,000 has been funded through capital calls for Project Funding Requirements, Company Percentage shall mean 100%.

             "CONSTRUCTION ACCOUNT" has the meaning set
            forth in Section 2.1 hereof.

             "CONSTRUCTION BUDGET" means, for each of the
            Ship Project, the Land Project and the Temporary

            Project, the budget attached hereto as Schedule 1, as amended from time to time as provided herein.

             "CONSTRUCTION SCHEDULE" means for each of the
            Projects the construction schedule proposed by the Company, The Indiana Gaming Company or Indiana Gam-ing L.P., as amended from time to time as provided herein.

             "CONSTRUCTION SUPERVISOR" means for each Pro-
            ject the Person responsible for monitoring the rele-vant Construction Budget, Plans and Specifications and changes thereto, cost breakdowns and estimates; the Construction Supervisor shall make periodic in-spections of the appropriate Project, as applicable and monitor the appropriate Project, as applicable. The Construction Supervisor may be either the Pro-ject Architect or an outside contractor not controlled by the Company or any of its affiliates.

             "CONTRACT" means any contract or subcontracts
            for work or materials for any Project.

             "COSTS" means all Hard Costs and all Soft
            Costs.

             "DISBURSEMENT AGENT" has the meaning specified
            in the recital of parties.

             "HARD COSTS" means the costs and expenses in
            respect of supplying goods, materials and labor for the construction of the Projects.

             "INDENTURE" has the meaning specified in the
            recital of parties.

             "INDIANA" means The Indiana Gaming Company, a
            wholly owned subsidiary of the Company and the gen-eral partner of Indiana Gaming L.P.

             "INDIANA GAMING L.P." means Indiana Gaming
            Company, L.P., the operator of the casino at Lawrenceburg.

             "LAND CONTRACTS" means each Contract for the
            Land Project.

             "LAND PROJECT" means Indiana Gaming L.P.'s
            permanent facility at Lawrenceburg, Indiana, excluding the Ship Project.

             "LINE ITEM" means an item of cost set forth in
            a Construction Budget for a specific Project.

             "MAJOR CONTRACT" means any Contract or series
            of related Contracts for substantially the same work or materials in connection with Hard Costs or Soft Costs for an amount equal to or in excess of $- 2,000,000.

             "MAJOR CONTRACTOR" means any counterparty under
            a Major Contract.

             "MINOR CONTRACT" means any Contract or series
            of related Contracts for substantially the same work or materials that is not a Major Contract.

             "NOTES" has the meaning specified in the Preamble
            hereof.

             "PERSON" means an individual, partnership,
            corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

             "PLANS AND SPECIFICATIONS" means for each of
            the Projects the plans and specifications developed by or for the Company, as amended from time to time as provided herein.

             "PROJECT ARCHITECT" means, in the case of any
            Project, any Person acting as an architect for any aspect of the applicable Project selected by the Company, The Indiana Gaming Company or Indiana Gam-ing L.P.

             "PROJECT DISBURSEMENT DELAY" means the occurrence of
            any of the following events:  (i) Indiana
            Gaming L.P.'s certificate of suitability has been revoked or cancelled or has expired or been suspended and has not been renewed by the Indiana Gaming Commission prior to the issuance of a riverboat owner's license, (ii) Indiana Gaming L.P.'s applica-tion for a permanent riverboat owner's license is denied a gaming license by the Indiana Gaming Com-mission, (iii) Indiana Gaming L.P. is found unsuit-able by the Indiana Gaming Commission, (iv) Indiana Gaming L.P. has its riverboat owner's license re-voked or suspended by the Indiana Gaming Commission,
            (v) the Company or any of its subsidiaries is found unsuitable by the Indiana Gaming Commission or (vi) the Company, its subsidiaries or Indiana Gaming L.P. shall have received notice from the Indiana Gaming Commission of the commencement of proceedings by the Indiana Gaming Commission, the stated purpose of which is to formally consider taking any of the foregoing actions.

             "PROJECT FUNDING REQUIREMENT" means the total
            funding required by Indiana Gaming L.P. from all of its partners, as directed by the Company, to pay or reimburse construction and other costs directly related to the applicable Project.

             "PROJECTS" means each of the Ship Project, the
            Land Project and the Temporary Project.

             "REQUEST FOR A CASH DISBURSEMENT" has the mean-
            ing specified in Section 3.1.

             "RIVERBOAT" shall mean Indiana Gaming L.P.'s
            permanent riverboat gaming facility in Lawrenceburg, Indiana.

             "SHIP CONTRACT" means each Contract for the
            Ship Project.

             "SHIP PROJECT" means the project for the con-
            struction and outfitting of the Riverboat.

             "SHIPYARD" means Service Marine Industries,
            Inc. or any other shipyard chosen by the Company to construct the Riverboat.

             "SOFT COSTS" means all costs of the Company
            other than Hard Costs that are related to the Pro-jects, including, without limitation, pre-opening costs.

             "TEMPORARY PROJECT" shall mean Indiana Gaming
            L.P.'s temporary riverboat casino project at Law-renceburg, Indiana.

             "TRUSTEE" shall have the meaning set forth in
            the recitals hereof.

             "WORKING CAPITAL ACCOUNT" has the meaning spec-
            ified in Section 2.1.

             SECTION 2  COMPUTATION OF TIME PERIODS.  In
     this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."


                        ARTICLE II

                ESTABLISHMENT OF ACCOUNTS;
            INITIAL DEPOSITS; PRIORITY RELEASES

             SECTION 1  ESTABLISHMENT OF ACCOUNTS.  There
     are hereby established with the Disbursement Agent the following separate custodial accounts (collectively, the "Accounts") under the sole dominion and control of the Disbursement Agent: (a) an account in the name of the Company (the "Construction Account") for the Ship Pro-ject, the Land Project and the Temporary Project; and (b) an account in the name of the Company for working capital and general corporate purposes of the Company (the "Work-ing Capital Account"). Each of the above listed Accounts shall clearly indicate on the title thereof that it is held "subject to the lien of First National Bank of Commerce, as trustee for the holders of 13 1/4% First Mort-gage Notes due 2004 of Argosy Gaming Company."

             SECTION 2  DEPOSITS TO ACCOUNTS.  The initial
     deposits to the Accounts shall be as follows:

          Construction Account            $94,300,000

          Working Capital Account                0.00

            TOTAL DEPOSIT TO ACCOUNTS     $94,300,000

     The Company at any time may make contributions to the Construction Account consistent with the terms of the Indenture, which amounts may be added to the Contingency
     Line Item in Schedule 1.

             SECTION 3  PRIORITY RELEASES.  Funds in the
     Construction Account and the Working Capital Account shall be released by the Disbursement Agent to any ac-count specified by the Trustee, upon receipt of a T-rustee's Certificate substantially in the form of Exhibit B hereto, certifying that such amounts will promptly be used for the purpose of making any required payment of principal or interest to Noteholders, including without limitation payments to Noteholders accepting any offer to purchase pursuant to the terms of the Indenture, but excluding offers to purchase pursuant to Sections 5.14,
     5.18 and 5.19 of the Indenture, provided that the appli-cable notice shall have been given and the applicable cure periods shall have expired, in each case as provided for in the Indenture.

             SECTION 4 SECURITY INTEREST. As security for the prompt and complete payment and performance in full of all the Indenture Obligations, the Company hereby pledges and assigns to the Trustee for the equal and ratable benefit of the Holders, and grants to the Trustee for the equal and ratable benefit of the Holders an exclusive first priority security interest in all of its right, title and interest in the following collateral (the "Cash Collateral"):

             (a) the Accounts, all funds, investments and securities held therein or cred-ited thereto, whether by book-entry or other form, and all certificates and instruments, if any, from time to time representing or evidencing the Accounts;

             (b) all investments from time to time credited to any of the accounts con-stituting the Accounts, and all cer-tificates and instruments, if any, held therein from time to time repre-senting or evidencing the Permitted Investments;

             (c) all notes, certificates of deposits, deposit amounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Disbursement Agent for or on behalf of the Trustee for the benefit of the Holders;

             (d) all interest, dividends, cash and in-struments from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Cash Col-lateral; and

             (e)         all proceeds of any and all of the
                         foregoing.

             SECTION 5  APPOINTMENT OF DISBURSEMENT AGENT.
     The Trustee hereby appoints LaSalle National Trust, N.A. to act as the Disbursement Agent in connection with this Agreement, and to take all actions necessary or appropri-ate on behalf of the Trustee in order to comply with the terms of this Agreement.

             SECTION 6  DISBURSEMENT AGENT IS AGENT OF
     TRUSTEE. Solely for purposes of perfecting the security interest set forth in Section 2.4 above, and subject to the limitations as to the duties and liabilities of the Disbursement Agent set forth below, (a) the Trustee hereby appoints the Disbursement Agent as the Trustee's agent and pledgee-in-possession for the Cash Collateral; and (b) the Disbursement Agent by its execution and delivery of this Agreement hereby accepts such appoint-ment and agrees to be bound by the terms of this Agree-ment. The Company hereby agrees to such appointment of the Disbursement Agent and further agrees that the Dis-bursement Agent, on behalf of the Trustee, shall be entitled to act upon the instructions of the Trustee pursuant to Section 2.7 below. The Disbursement Agent agrees to take such action as shall from time to time be specified in writing from the Trustee to enable the Trustee to exercise its rights and remedies with respect to the lien and security interest described in Section
     2.4 above.

             SECTION 7  INSTRUCTIONS AND ENTITLEMENT ORDERS
     OF TRUSTEE. The Disbursement Agent hereby agrees, and the Company hereby acknowledges, that the Disbursement Agent shall comply with instructions and entitlement orders (including without limitation, instructions as to the investment, transfer, redemption or other disposition of the Cash Collateral) originated by the Trustee without further consent of the Company. This Agreement is in-tended to establish the Trustee's control over the Cash Collateral for purposes of the provisions of Section 8-106 of the Illinois Uniform Commercial Code. Notwith-standing the foregoing, the Trustee agrees with the Company that any such instruction or entitlement order shall be consistent with any and all rights that the Trustee may have under the Indenture and all other agree-ments and instruments executed pursuant thereto, or under applicable law, with respect to the Cash Collateral.


                        ARTICLE III

                REQUESTING AND MAKING CASH
       DISBURSEMENTS FROM THE CONSTRUCTION ACCOUNTS

             SECTION 1  REQUESTING THE CASH DISBURSEMENT.
     Subject to the provisions of Section 3.2 below, the Company may request that a Cash Disbursement be made from the Construction Account by delivering notice to the Dis-bursement Agent, not later than 11:00 A.M. (New York time) on the second Business Day prior to the date of the proposed Cash Disbursement. Each such request shall be substantially in the form of Exhibit A (a "Request for a Cash Disbursement"), shall be executed by a duly autho-rized officer of the Company and shall specify therein
     (i) the requested date of such Cash Disbursement (the "Cash Disbursement Date") and (ii) the aggregate amount of such Project Funding Requirements.

             SECTION 2 CERTAIN CASH DISBURSEMENTS. In the event that Indiana Gaming L.P. funds required costs in connection with the Land Project from funds available to it from time to time from lenders for hotel construction, then to the extent such costs are funded in compliance with the conditions to disbursements from the Construc-tion Account as if such conditions were applicable and that the Company executes a Request for Cash Disbursement substantially in the form of Exhibit A hereto, an amount equal to the Cash Disbursement not necessary as a result of the third party funding will be immediately trans-ferred from the Construction Account to the Working Capital Account. Costs will be deemed funded if paid to Indiana Gaming L.P. in cash or if Indiana Gaming L.P. is made the beneficiary of an escrow agreement or standby letter of credit, each irrevocable for the period set aside for hotel construction in the Construction Sched-ule, in such amount and containing as the only condition for disbursement or draws a certification by Indiana Gaming L.P. that the proceeds thereof are used for hotel construction.

             SECTION 3 MAKING THE CASH DISBURSEMENT. Upon fulfillment of the terms and conditions set forth herein including, without limitation, the applicable conditions set forth in Article IV hereof, the Disbursement Agent shall make payment of each Cash Disbursement, no later than 3:00 P.M. (New York time) on each Cash Disbursement Date, by deducting the amount of each Cash Disbursement from the Construction Account and depositing such amount in the Indiana Gaming L.P. account maintained with the Disbursement Agent for such purpose or as otherwise di-rected by the Company. At least two Business Days prior to any Cash Disbursement Date, the Company shall instruct the Disbursement Agent to sell such portion of the Permitted Investments, if any, held in the Construction Ac-count as shall be necessary to fund the requested Cash Disbursement. The Disbursement Agent is authorized to disburse funds via electronic funds transfer pursuant to the following wiring instructions as may be amended by an officer of the Company:

                         Bank of America
                         Account# 74-08099
                         Indiana Gaming Company L.P.
                         ABA# 071000039

             SECTION 4  ADDITIONAL CASH DISBURSEMENT RE-
     QUIREMENTS. (a) LINE ITEM REALLOCATION. Subject to the terms of Section 3.5, in the event that (i) the work to be performed in respect of any Line Item in a particular Construction Budget (either for Hard Costs or Soft Costs) shall be completed without the expenditure of all amounts in the applicable Construction Budget allocated to such Line Item (or the Company certifies in an Officers' Cer-tificate (x) that at least 80% of the work to be per-formed in respect of such Line Item has been completed and (y) that such work is projected to be completed with-out the expenditure of all amounts in the applicable Con-struction Budget allocated to such Line Item) and (ii) Indiana Gaming L.P. has paid all amounts due to contrac-tors under contracts entered into with Indiana Gaming L.P. or any of its subsidiaries and other persons with whom Indiana Gaming L.P. or its subsidiaries have con-tracted and directly entitled to payment for work com-pleted as of the date of request for disbursement in re-spect of such Line Item (except as may be disputed in good faith and as to which appropriate reserves are being maintained), the Company may, subject to the other terms and conditions of this Agreement regarding the making of Cash Disbursements, reallocate the undisbursed portion of the Construction Budget allocable to such Line Item to the general Contingency Line Item or to other uncompleted Line Items within such Construction Budget or, if no uncompleted Line Items remain, to the Construction Bud-gets of one or more other Projects, as selected by the Company.

                    (b)  USE OF CONTINGENCY.  In the event
     that the cost of the work performed or projected to be performed in respect of any Line Item shall exceed the amount allocated to such Line Item in the Construction Budget, the Disbursement Agent, subject to the other terms and conditions of this Agreement regarding the making of Cash Disbursements, shall at the request of the Company disburse funds to pay such excess from the undis-bursed portion of any general contingency Line Item con-tained in such Construction Budget. All income on and gains from Permitted Investments in the Construction Account shall be deposited in the Construction Account, and all income and gains on the Working Capital Account shall be added to the Working Capital Account added to the general contingency Line Item.

             SECTION 5 COMPLETION OF THE PROJECT. Upon the substantial completion of the Ship Project and the Land Project, and the payment of all amounts then due (or to become due by passage of time only) to contractors under contracts entered into with Indiana Gaming L.P. or any of its subsidiaries and other persons with whom Indiana Gaming L.P. or any of its subsidiaries have contracted and directly entitled (or to become entitled by passage of time only) to payment for work completed (except as may be disputed in good faith and as to which appropriate reserves are being maintained), and a delivery to the Trustee and Disbursement Agent of an Officer's Certificate to such effect, any undisbursed, unreleased funds remaining in the Construction Account shall be trans-ferred to the Working Capital Account.


                        ARTICLE IV

             CONDITIONS OF CASH DISBURSEMENTS
               FROM THE CONSTRUCTION ACCOUNT

             SECTION 1  CONDITIONS PRECEDENT TO CASH DIS-
     BURSEMENTS. The Disbursement Agent shall make Cash Dis-bursements from the Construction Account upon satisfac-tion in connection with each Cash Disbursement of the conditions set forth on Schedule 2 hereto, as applicable, and the following conditions:

                    (a)  DOCUMENTS.  The Disbursement Agent
     shall have received the following, in form and substance reasonably satisfactory to the Disbursement Agent:

                         (i)  a Request for a Cash Dis-
               bursement in substantially the form of Exhibit A (including the representations and warranties referred to in Section 4.1(b) herein, which shall be true and correct in all material re-spects);

                         (ii)  such other instruments,
               documents, opinions, and information pertaining to the Cash Disbursement or evidencing compli-ance by the Company with the provisions of this Agreement and the Indenture as the Disbursement Agent may reasonably request; and

                         (iii)  within 45 days following
               the end of each fiscal quarter of the Company during which a Cash Disbursement was made, a copy of a certificate from an independent pub-lic accountant engaged by Company (a "Reviewing Agent") in the form of Exhibit C hereto with respect to all Cash Disbursements and related Project Funding Requirements during such quar-ter.

                    (b)  REPRESENTATIONS AND WARRANTIES.  The
     giving of each Request for a Cash Disbursement and the acceptance by the Company of the proceeds of such Cash Disbursement shall constitute a representation and war-ranty by the Company to the Disbursement Agent, the Trustee and the Holders that:

                         (i)  The representations and
               warranties contained in Exhibit A and Schedule 2 hereto are correct, in each case on and as of the date of such Cash Disbursement, before and after giving effect to such Cash Disbursement and to the application of the proceeds there-from, as though made on and as of such date, except to the extent that any such representa-tion or warranty by its terms relates to a specified prior date;

                         (ii)  No event has occurred and
               is continuing, or would result from such Cash Disbursement or from the application of the proceeds thereof, that constitutes an Event of Default under the Indenture or a Project Dis-bursement Delay or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

                         (iii)  The Company has satisfied
               all of the conditions herein to the release of such funds.

                    (c)  NO NOTICE OF DEFAULT.  The Disburse-
     ment Agent shall not have received written notice from the Trustee that an Event of Default has occurred and is continuing under the Indenture. The Trustee agrees to promptly notify the Disbursement Agent of an Event of Default.

                    (d)  LIMITATION ON DISBURSEMENTS.  The
     total amount of disbursements made by the Disbursement Agent shall not exceed $30 million prior to the next time after the date of this Agreement that the certificate of suitability granted by the Indiana Gaming Commission to Indiana Gaming L.P. is formally extended or renewed by the Indiana Gaming Commission for a period of at least 120 consecutive days or, if earlier, the date gaming operations are commenced with at least 950 gaming posi-tions at the Temporary Project. Such extension or renew-al must be made by one order at one time, and two or more orders which cumulatively extend the certificate of suitability for 120 days or more shall not satisfy the foregoing condition. The Company covenants to promptly notify the Disbursement Agent of such extension or renew-al, and the Disbursement Agent may rely on such notifica-tion without independent verification.

                    (e)  CESSATION OF DISBURSEMENTS.  In the
     event of an Event of Default or a Project Disbursement Delay, the Disbursement Agent shall not disburse any additional funds until such event is waived or cured.
     The Company covenants to promptly notify the Disbursement Agent of such event, and the Disbursement Agent may rely on such notification without independent verification.


                         ARTICLE V

                    OTHER DISBURSEMENTS

             SECTION 1  DISBURSEMENTS FROM THE WORKING
     CAPITAL ACCOUNT.   Notwithstanding Articles III and IV,
     the Disbursement Agent shall release amounts on deposit in the Working Capital Account to a bank account of the Company or any of its Subsidiaries designated by the Company for working capital, general corporate or other purposes, identified in writing at least 2 Business Days prior thereto by the Company upon receipt of an Officers' Certificate to the effect that:

                         (i)  such funds will not be
               applied in violation of the terms of the Inden-ture; and

                         (ii)  no Event of Default under
               the Indenture shall have occurred or be contin-uing.


                        ARTICLE VI

                         COVENANTS

             SECTION 1  COVENANTS OF THE COMPANY.  For so
     long as this Agreement shall remain in effect, the Compa-ny shall:

                    (a)  CONSTRUCTION SUPERVISOR.  Select Con-
     struction Supervisors for the Ship, Land and Temporary Projects as soon as practicable, and in any event prior to the earlier of (i) 90 days following the Closing Date and (ii) in the case of each of the respective Projects, the date on which construction commences on such Ship, Land or Temporary Project, as applicable.

                    (b)  PLANS AND SPECIFICATIONS, ETC.  As
     soon as practicable, prepare (or cause to be prepared) Plans and Specifications and a Construction Schedule for the Ship Project, the Land Project and the Temporary Pro-ject.

                    (c)  COPIES OF CONTRACTS, ETC.  Deliver to
     the Disbursement Agent upon the request of the Disburse-ment Agent, (i) copies of all Major and Minor Contracts,
     (ii) as promptly as practicable, copies of all work per-mits, building permits and other permits required, and
     (iii) no less frequently than the first Business Day of each month a list of all Major Contractors that have per-formed work on or supplied materials for each of the Pro-jects during the previous month and that are scheduled to perform work or supply materials to one or more of the Projects during the current month; provided that at any time after the delivery of the initial list of such Major Contractors, the Company may fulfill its obligations hereunder by delivering a list of changes from the most recent list delivered to the applicable Construction Supervisor.

                    (d)  CHANGES IN BUDGET AND PLANS.  (i)
     Cause the proceeds from the Offerings to be utilized in accordance with Section 5.15 of the Indenture, and not make or permit any of its Subsidiaries or Indiana Gaming L.P. to make, any changes in such Plans and Specifica-tions, Construction Budgets and Construction Schedules, except such changes that (x) do not materially alter the scope of the applicable Project, or (y) are set forth in revised Plans and Specifications, a revised Construction Budget or a revised Construction Schedule which are delivered to the applicable Construction Supervisor, consistent with a determination by the Company to the effect that the Company Percentage of such revised Con-struction Budget does not exceed cash on deposit in the Construction Account, (ii) deliver to the applicable Con-struction Supervisor, as promptly as possible, copies of material change orders for each Project, and (iii) keep complete and accurate records of all changes in the ap-plicable Plans and Specifications, Construction Budgets and Construction Schedules.

                    (e)  ACCESS TO INFORMATION.  Permit and
     cause each of its Subsidiaries and Indiana Gaming L.P. to permit the Disbursement Agent and any of its respective agents on reasonable notice and at such times as shall be reasonably requested (i) to inspect each of the Plans and Specifications and Construction Budgets, (ii) to inspect and review (and receive copies of, if requested) (A) all changes to the Plans and Specifications and Construction Budgets, (B) all contracts or subcontracts relating to the Projects and any changes thereto, (C) all books and records of the Company and any of its Subsidiaries and Indiana Gaming L.P. related to the Projects and (D) such other information as the Construction Supervisor shall reasonably request relating to the performance of the Projects (including copies of receipts, invoices and other supporting documentation to substantiate the costs to be paid from the proceeds of any requested disburse-ment hereunder), (iii) to attend any job progress meet-ings and (iv) to discuss, in the presence of a designated employee of the Company or Indiana Gaming L.P., the Pro-jects and other matters related thereto with any Project Architect, any contractor or subcontractor performing work or supplying material for the Projects or any em-ployee of the Company and any of its Subsidiaries and Indiana Gaming L.P.

                    (f)  CERTAIN RIGHTS.  Not claim any rights
     with respect to the Accounts except as specifically set forth in the Indenture, herein or in accordance with applicable law.

                    (g)  FURTHER ASSURANCES.  From time to time
     at the expense of the Company, promptly execute, deliver, file and record all further instruments, indorsement and other documents, and take such further action as the Trustee may deem reasonably desirable in obtaining the full benefits of this Agreement and of the rights, reme-dies and powers herein granted, including, without limi-tation, the following:

                         (i)  the filing of any financing
               statements, in form acceptable to the Trustee under the UCC in effect in any jurisdiction with respect to the liens and security inter-ests granted hereby. The Company also hereby authorizes the Trustee to file any such financ-ing statement without the signature of the Company to the extent permitted by applicable law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in lieu of the orig-inal to the extent permitted by applicable law. The Company will pay or reimburse the Trustee for all filing fees and related expenses;

                         (ii)  furnish to the Trustee
               from time to time statements and schedules further identifying and describing the Cash Collateral and such other reports in connection with the Cash Collateral as the Trustee may reasonably request, all in reasonable detail and in form satisfactory to the Trustee.

                    (h)  CHANGE OF NAME; IDENTITY; CORPORATE
     STRUCTURE; OR CHIEF EXECUTIVE OFFICE. Not change its name, identity, corporate structure or the location of its chief executive office without (i) giving the Trustee and the Disbursement Agent at least thirty (30) days' prior written notice clearly describing such new name, identity, corporate structure or new location and provid-ing such other information in connection therewith as the Trustee may reasonably request, and (ii) taking all action satisfactory to the Trustee as the Trustee may reasonably request to maintain the security interest of the Trustee in the Cash Collateral intended to be granted hereby at all times fully perfected with the same or better priority and in full force and effect.

                    (i)  PROMPT NOTICE.  Upon discovering that
     it requires funding for a Project and is unable to make the representations and warranties contained herein in connection with a Request for a Cash Disbursement, promptly notify the Trustee and the Holders of such event.

             SECTION 2  COVENANTS OF THE DISBURSEMENT AGENT.
     For so long as this Agreement shall remain in effect, in addition to its other undertakings, the Disbursement
     Agent:

                    (a)  THE ACCOUNTS.  Shall maintain the
     Accounts as follows:

                         (i)  Notwithstanding anything to
               the contrary in this or any other agreement relating to the Accounts, each of the Accounts is and will be held in trust on behalf of the Trustee for the benefit of the Holders and not commingled with any ordinary deposit or commer-cial bank account, will be maintained with the trust department of the Disbursement Agent solely for the Trustee for the benefit of the Holders and will be subject to the written instructions of the Trustee.

                         (ii)  Unless otherwise instruct-
               ed in writing by the Trustee for the benefit of the Holders, the Disbursement Agent shall in-vest amounts on deposit in the Accounts in Permitted Investments in accordance with the written instructions of the Company.

                         (iii)  All disbursements and
               releases pursuant to this Agreement shall be made by the Disbursement Agent irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be fi-nal, and the Disbursement Agent will not seek to recover from the Trustee for any reason any such payment once made.

                         (iv)  All service charges and
               fees with respect to this Agreement or the Ac-counts shall be paid by the Company.

                         (v)  The Disbursement Agent
               irrevocably waives and renounces any pledge, security interest (whether consensual, statuto-ry or otherwise) or right of offset or compen-sation that it has or may ever have for its own benefit with respect to the Accounts.

                    (b)  BOOKS AND RECORDS.  Shall maintain
     appropriate books and records with respect to each Ac-count in which shall be recorded all transactions related thereto including, without limitation, all disbursements hereunder and any Permitted Investments made by the Dis-bursement Agent and shall permit the Trustee or any of its agents or representatives to inspect and to make copies of such books and records at the Company's sole cost and expense.


                        ARTICLE VII

     EVENTS OF DEFAULT; REMEDIES; RIGHTS UPON DEFAULT

             SECTION 1 EVENT OF DEFAULT. For purposes of this Agreement, the term "Event of Default" shall have the meaning provided in the Indenture and shall also include any default in the performance, or breach, of any covenant of the Company set forth in Section 6.1 hereof that continues for 30 days after written notice has been given from the Trustee or from holders of at least 25% of the aggregate principal amount of the Notes then out-standing, specifying such default and requiring that it be remedied.

             SECTION 2  RIGHTS AND REMEDIES GENERALLY.  If
     an Event of Default shall occur and be continuing, then and in every such case, the Trustee shall have all the rights of a secured party under the UCC, shall have all rights now or hereafter existing under all other applica-ble laws, and, subject to any mandatory requirements of applicable law then in effect, shall have all the rights set forth in this Agreement and all the rights set forth with respect to the Cash Collateral or this Agreement in any other security agreement between the parties.

             SECTION 3 ASSEMBLY OF COLLATERAL. If an Event of Default shall occur and be continuing, upon five days notice to the Company, the Company shall, at its own ex-pense, assemble the Cash Collateral (or from time to time any portion thereof) and make it available to the Trustee at any place or places designated by the Trustee which is reasonably convenient to both parties.

             SECTION 4  DISPOSITION OF COLLATERAL.  The
     Trustee will give the Company reasonable notice of the time and place of any public sale of the Cash Collateral or any part thereof or of the time after which any pri-vate sale or any other intended disposition thereof is to be made. The Company agrees that the requirements of reasonable notice to it shall be met if such notice is mailed, postage prepaid to its address specified in
     Section 8.2 of this Agreement (or such other address that the Company may provide to the Trustee in writing) at least ten (10) days before the time of any public sale or after which any private sale may be made.

             SECTION 5 RECOURSE. The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Cash Collateral are insufficient to satisfy the Indenture Obligations in accordance with the terms of the Indenture. The Company shall also be liable for all expenses of the Trustee incurred in con-nection with collecting such deficiency, including, without limitation, the fees and disbursements of any attorneys employed by the Trustee to collect such defi-ciency.

             SECTION 6  EXPENSES; ATTORNEYS' FEES.  The
     Company shall reimburse the Trustee for all its expenses in connection with the exercise of its rights hereunder, including, without limitation, all reasonable attorneys' fees and legal expenses incurred by the Trustee. Ex-penses of retaking, holding, preparing for sale, selling or the like shall include the reasonable attorneys' fees and legal expenses of the Trustee. All such expenses shall be secured hereby.

             SECTION 7  LIMITATION ON DUTIES REGARDING
     PRESERVATION OF CASH COLLATERAL. (a) The Trustee's sole duty with respect to the custody, safekeeping and physi-cal preservation of the Cash Collateral in its posses-sion, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Trustee deals with similar property for its own account.

                    (b)  The Trustee shall have no obligation
     to take any steps to preserve rights against prior par-ties to any Cash Collateral.

                    (c)  Neither the Trustee nor any of its
     directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Cash Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Cash Collateral upon the request of the Company or otherwise.

                    (d)  Neither the Trustee nor the Disburse-
     ment Agent nor any of their directors, officers, employ-ees or agents shall be liable for disbursements made in good faith reliance on any certificate provided to either of them pursuant to the terms of this Agreement; PROVID-ED, HOWEVER, that the Trustee, the Disbursement Agent and their respective directors, officers, employees and agents shall remain liable for damages caused by dis-bursements made through their gross negligence, bad faith or willful misconduct.


                       ARTICLE VIII

                       MISCELLANEOUS

             SECTION 1  AMENDMENTS, ETC.  No amendment,
     modification or waiver of any provision of this Agreement may be made except in accordance with Article X of the Indenture; PROVIDED, that any such amendment, modifica-tion or waiver which adversely affects the Disbursement Agent shall require the prior written consent of the Disbursement Agent.

             SECTION 2 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telex, by facsimile or registered or certified mail, postage prepaid, return receipt re-quested, addressed as follows:

             To Disbursement Agent:

             LaSalle National Trust, N.A.
             135 S. LaSalle
             Chicago, Illinois  60603
             Attention:  Corporate Trust Administration,
                              Room 1825

             To Trustee:

             First National Bank of Commerce
             210 Baronne Street
             New Orleans, Louisiana  70112
             Attention:  Marilyn Maloney

             To the Company:

             Argosy Gaming Company
             219 Piasa Street
             Alton, Illinois 62002-6232
             Attention to each of:  Chief Financial Officer
                                        and Controller

               with a copy to:

             Winston & Strawn
             35 West Wacker Drive
             Chicago, Illinois 60605
             Attention:  Joseph Walsh, Esq.

             Any party hereto may by notice to each other party designate such additional or different addresses as shall be furnished in writing by such party. Any notice or communication to any party shall be deemed to have been given or made as of the date so delivered, if per-sonally delivered; when answered back, if telexed; when receipt is acknowledged, if faxed; and five calendar days after mailing, if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

             SECTION 3 NO WAIVER; REMEDIES. No failure on the part of the Disbursement Agent, the Trustee, or any Holder to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

             SECTION 4  INDEMNITY AND EXPENSES.  (a)  The
     Company agrees to indemnify the Trustee, the Holders, the Disbursement Agent and each Construction Supervisor (the "Indemnified Parties") from and against any and all claims, losses and liabilities growing out of or result-ing from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from such Indemnified Party's bad faith, gross negligence or willful misconduct as deter-mined by a final judgment of a court of competent juris-diction.

                    (b)  The Company will upon demand pay to
     the Disbursement Agent, the Trustee or the applicable Construction Supervisor the amount of any and all reason-able expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Disbursement Agent or the Trustee may incur in connection with (i) the administration of this Agreement, (ii) the exercise or enforcement of any of the rights of the Dis-bursement Agent, the Trustee, or the Holders hereunder or
     (iii) the failure by the Company to perform or observe any of the provisions hereof. The Company will also pay on demand all reasonable fees and expenses of the appli-cable Construction Supervisor in connection with this Agreement.

                    (c)  Notwithstanding any other provision of
     this Agreement, the fees and expenses (but not indemni-ties) payable to any Construction Supervisor and included in the relevant Construction Budget shall be paid from the Construction Account upon request by the Company.

                    (d)  The making of any Cash Disbursement or
     part thereof shall not constitute an approval or accep-tance of the work or material by the Trustee or the Dis-bursement Agent nor shall such approval give rise to any liability or responsibility related to:

                         (i)  the quality of the work,
               the quantity of the work, the rate or progress in completion of the work, or the sufficiency of materials or labor being supplied in connec-tion therewith; and

                         (ii)  any errors, omissions,
               inconsistencies or other defects of any nature in the Plans and Specifications and any inspec-tion of the work that either the Trustee, the Disbursement Agent or the Construction Supervi-sor may choose to make, whether through any consulting engineer, agent or employee or offi-cer, during the progress of the work shall be solely for the Trustee and/or the Disbursement Agent's information, and under no circumstances will any such inspection be deemed to have been made for the purpose of supervising or superin-tending the work or for the information or pro-tection of any right or interest of any persons other than the Trustee, the Disbursement Agent or the Holders.

                    (e)  In no event shall either the Trustee
     or the Disbursement Agent be liable for any Liens which may be filed by third parties against the Projects.

             SECTION 5  EXECUTION IN COUNTERPARTS.  This
     Agreement may be executed in any number of separate coun-terparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken togeth-er, shall constitute one and the same agreement. Deliv-ery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as deliv-ery of a manually executed counterpart of this Agreement.

             SECTION 6 RELATIONSHIP OF TRUSTEE. The Trust-ee shall not be under any responsibility in respect of the validity or sufficiency of this Agreement or the execution and delivery hereof or in respect of the valid-ity or sufficiency of any document or agreement delivered in connection herewith, including, but not limited to, the Request for a Cash Disbursement as provided by Exhib-it A. The Trustee shall not be accountable for the use or application of the funds in the Accounts or for Cash Disbursements, except as set forth herein or in the Indenture.

             SECTION 7  GOVERNING LAW.  This Agreement shall
     be governed by, and construed in accordance with, the laws of the State of Illinois.

             SECTION 8 GAMING LAWS. Each of the provisions of this Agreement is subject to, and shall be enforced in compliance with, the provisions of any applicable laws and regulations promulgated by any Gaming Authority.

             SECTION 9 WAIVER OF JURY TRIAL. Each of the Company, the Trustee and the Disbursement Agent hereby irrevocably waives all right to trial by jury in any ac-tion, proceeding or counterclaim (whether based on con-tract, tort or otherwise) arising out of or relating to this Agreement, or the actions of any party hereto in the negotiation, administration, performance or enforcement thereof.

             SECTION 10  TERMINATION.  The rights, duties
     and obligations of each of the parties hereto as provided for hereunder shall cease and this Agreement shall termi-nate upon the disbursement of all funds from the Accounts or the earlier discharge in full of all of the Indenture Obligations.


                        ARTICLE IX

                        ARBITRATION

             Section 9.1  ARBITRATION.  Any disagreement
     with respect to the release of funds from the Construc-tion Account, or any related disagreement with respect to the construction, meaning or effect of this Agreement, arising out of this Agreement or concerning the rights or obligations of the parties hereunder shall be submitted to arbitration, one arbitrator to be chosen by the Compa-ny, one by the Disbursement Agent (with the approval of the applicable Construction Supervisor), and a third to be chosen by the first two arbitrators before they enter into arbitration. The arbitrators shall be impartial and shall be active or retired persons with experience in construction, development and/or construction lending (and in the case of the Ship Project, maritime construc-tion, development and/or construction lending).

             In the event that either party should fail to choose an arbitrator within 10 days following a written request by the other party to enter into arbitration, the requesting party may choose two arbitrators who shall, in turn, choose the third arbitrator. If the first two arbitrators have not chosen a third arbitrator at the end of 10 days following the last day of the selection of the first two arbitrators, each of the first two arbitrators shall name three candidates, of whom the other arbitrator shall eliminate two, and the determination of the third arbitrator shall be made from the remaining two candi-dates by drawing lots. Each party shall present its case to the arbitrators within 15 days following the date of the appointment of the third arbitrator. The decision of a majority of the three arbitrators shall be final and binding upon both parties. Such decision shall be ren-dered within 10 days of the completion of such arbitra-tion. Judgment may be entered upon the arbitration award in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other the expense of the third arbitrator and of the arbitration. In the event that the two arbitrators are chosen by one party, as above provid-ed, the expense of the arbitrators and the arbitration shall be equally divided between the two parties. Any such arbitration shall take place in Chicago, Illinois unless some other location is mutually agreed upon by the parties. The arbitrators shall resolve any dispute aris-ing hereunder in a manner consistent with the intent of the parties as expressed in this Agreement. The arbitra-tors shall not award any punitive, consequential or exem-plary damages or any amount in excess of the amount to be released from the Construction Account. All awards by the arbitrators shall be payable solely from the amounts on deposit in the Construction Account.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                              ARGOSY GAMING COMPANY

                              By:
                                 -----------------------------
                                 Name:
                                 Title:



                              FIRST NATIONAL BANK OF COMMERCE,
                                as Trustee

                              By:
                                 -----------------------------
                                 Name:
                                 Title:



                              LASALLE NATIONAL TRUST, N.A.,
                                as Disbursement Agent

                              By:
                                 -----------------------------
                                 Name:
                                 Title: